UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant  Filed by a Party other than the Registrant Check the appropriate box:  Preliminary Proxy Statement  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))  Definitive Proxy Statement  Definitive Additional Materials  Soliciting Material Under §240.14a-12 CME GROUP INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):  No fee required.  Fee paid previously with preliminary materials.  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Hello,



My name is Will Hobert and I am a candidate for a Class B-1 director on the CME Group Board of Directors. I was first elected to the CME Group Board in 2015. Currently, I co-chair the Clearing House Risk Committee (CHRC) and Chair the Interest Rate Swap Risk Committee (IRSRC). I am also a member of the Clearing House Oversight Committee (CHOC).

I am running on my three decades of industry experience as an open outcry market maker, electronic options and futures trader, company founder, and owner of WH Trading. As managing Member of WH Trading, I oversee technology, risk management, operations and strategy development. Since founding WH Trading in 1994, the firm has grown to over 80 employees. WH Trading participates in a wide range of futures and options markets, both on the CME Group floor and electronically on numerous exchanges worldwide. Like many market participants, we have developed in-house proprietary options and futures trading software and we benchmark the performance of our trading systems at the microsecond level.

I am seeking re-election on my ability to adapt to changes in a dynamic trading industry and my resultant success as a proprietary firm owner. CME Group continues to grow and advance as technology drives massive change in our industry and capital markets. Similarly, WH Trading continues to reinvent itself to adapt to the changing trading landscape. As financial markets evolved and liquidity shifted from open outcry to the electronic trading screens, WH Trading, like CME Group, was forced to make the challenging transition from a trading firm to a technology firm. Over the last three decades, I have guided WH Trading through a major expansion as we built an electronic, automated trading operation that has also served to enhance and grow our robust floor trading operation. However, the advancement of technology and the evolution of the financial markets is a never-ending process and in the future one's ability to adapt to changes, some of which we cannot currently predict, will dictate survival and success. I know what it takes to survive and thrive amidst change, and as a CME Group Board member, I will tirelessly work to ensure that the Exchange and its members are best prepared for the next systemic change.

I am seeking re-election because the Board of Directors needs a member who has a diverse trading background that includes open outcry, electronic, over the counter and options trading experience. I have traded on all of these execution venues and understand the issues, benefits and market structure implications associated with each. With options trading now representing more than 20% of CME Group's overall volume, its members deserve a Board member who truly understands the critical issues, complex market structure and pressing needs of options traders. My 30+ years of option trading, risk management, and strategic planning would provide a necessary voice on the Board of Directors as open outcry, exchange matching engines and voice brokers all compete for options volume. Finally, WH Trading holds memberships at CME, CBOT, NYMEX, and COMEX which has provided me with a holistic perspective of CME Group and the unique challenges and opportunities that CME members face. s.

I am seeking re-election because I understand the importance of strong advocacy with elected officials. Over the past three decades, I have worked to advocate on behalf of and preserve the interests of the trading industry. Annually, I travel to Washington, DC to advocate on behalf of CME Group where I have participated in informational sessions with SEC and CFTC commissioners, House and Senate Committees, and Congressional Leadership. I have participated in a small intimate meeting with House leadership with the goal of representing CME Group's interests and legislative priorities. I understand the importance of strong relationships with Washington, DC. As a result, I was solicited to serve as a CME PAC Board of Director working to ensure that support is given to candidates, regardless of political affiliation, in support of their education and understanding of CME Group.

Should you have any questions, or would like to chat, please do not hesitate to reach out to me.

Sincerely,

Will Hobert
Managing Member
WH Trading LLC
whobert@whtrading.com

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 8, 2025. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Patrick J Mulchrone (PJM) Member CME, IMM, IOM and GEM My Fellow Class B-1 Shareholders, I once again write to you in hope of gaining your support in the upcoming CME Group Board of Directors election. It has been a privilege to serve as your Class B-1 Director for the past five years. We have continued to experience record growth. I feel like we are at the epicenter of an inflationary cycle with the possibility of prolonged interest rate volatility. CME Group is well positioned to be the primary beneficiary of the need to hedge interest rate exposure. Our SOFR, Bond, and 10 Yr. Note contracts are consistently setting the standards for excellence in liquidity and efficiency. Inflation and supply chain issues have also brought extreme volatility to our Agriculture and Grain products. CME Group is the market of choice for both professional traders and commercial hedgers. You can rest assured that I show up for every CME Group Board and Committee meeting prepared. I speak up on behalf of our market participants, including our Class B-1 shareholders, and advocate on your behalf as shareholders and valued clients. I believe that “a rising tide lifts all boats” and if myself and my fellow Board members continue to advocate for our market participants, we will continue to grow and create value for all. I promise to be rational and open-minded in looking for all possibilities to achieve these objectives. As a member of the CME Board of Governors from 1991-2001 and as your Class B-1 Director, I have been a member of many committees, including in the role of Chair — too many to list here. I sit on the Advisory Board of Misericordia. I also am on the Business Conduct committee of the NFA. I have the experience and the energy needed to continue to serve as your elected Class B-1 Director. Please review your proxy materials, which were distributed in late March, and take a moment to vote. I would really appreciate your support. Best, Pat pjmulchrone@gmail.com

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 8, 2025. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Robert J. Tierney
141 W Jackson
Suite 1710A
Chicago, IL 60604
Bobtierney@koretrading.com

Dear CME Member and Class B-1 Shareholder,

As we push into 2025, I ask for your support and vote. I also ask you to continue to reach out to me like you have been over the years. If you have not yet, please do so. I continue to look forward and bring my organic trading firm knowledge and current experience to the CME Group Board. This board position continues to be my true honor and privilege.

The volatility and uncertainty in 2024 and into 2025 have been and continue to be very opportunistic for CME Group as clients consistently turn to us to manage their risk. Our broad set of products and recent volume records reinforce the true value CME Group brings to end users. Open interest is growing and continues in 2025. Trading groups such as mine, Kore Trading, have been able to grow our volumes and also venture into newer products at CME Group. These are exciting times for us, and I believe exciting for the broader community and ecosystem as well.

CME Group continues to demonstrate innovation in its new offerings such as the upcoming Q3 launch of a BrokerTec U.S. Treasury Order Book in Chicago to streamline trading between cash and futures markets and through the introduction of Brokertec Relative Value (RV) Curve spread and butterfly spread trading. RV Curve creates a single market to trade U.S. Treasury benchmark spreads - yield curve and butterfly spread trades, providing a full view of the relationships across the benchmark U.S. Treasury curve. RV Curve trading increased by nearly 50% in 2024 to $2.2 billion ADV. Also, growth in new micro products brings retail presence further into CME Group markets: micro bitcoin and micro ags just to name a few, as well as their benchmark products are experiencing growth. CME Group's unique, broad based products across six major derivatives asset classes also provides our clients with unmatched capital efficiencies with average daily margin savings of approximately $60 billion.

Kore remains focused on investing in CME Group and the clients of the future, as we continue to hire young college graduates, mentor, train and capitalize with tools to compete, take risk, and provide liquidity.

I continue to own over 13,000 CME Group Class A shares, as well as multiple memberships across all four exchanges within CME Group. I continue leasing many memberships as well. The time, effort and capital that goes into my trading firm and my dedication to this board position is truly my passion. I pledge to continue my drive forward and ask you to please continue reaching out to me. The conversations are always fruitful, and I appreciate being challenged as I continue to learn and advocate for our growth.

Best Regards,



Bob Tierney

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 8, 2025. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

PATRICK W. MALONEY

CME Group Class B-2 Director Nominee

630-204-5978

pmaloney1116@gmail.com

Greetings IMM Class B-2 Shareholders,

It has been the honor and privilege of my professional career to serve as your Class B-2 Director the past five years. I am reaching out to you as the CME Group Board of Directors election is once again upon us. I am aware how valuable your time is, and I appreciate you taking a moment to consider my request for your support once again.

My qualifications and experience that make me the best choice for your Class B-2 Director:

- CME Group Board Member since May 2020 and IMM member for the past 38 years with experience to support the viewpoint and perspective you bring as valued market participants
- Member of the CME Group Risk Committee member since 2020 with responsibility to oversee CME Group's risk management practices and compliance/ethics program; member of the Finance Committee since 2024 with responsibility to review and make recommendations to the Board regarding our financial policies, strategies and capital structure
- Full-time Floor broker since 1985 interacting daily with firms, traders, customers, and others in all aspects of the industry
- SOFR Pit Committee Chairman
- Current Political Action Committee Board member working with Washington to maintain essential dialogue; have served on a multitude of committees from Booth Space to Floor Conduct and many more over the 38 years I have been on the trading floor

My goals as a Class B-2 Director are to:

- Monitor regulation, maintain strong and educated relationships with governing bodies as well as CME Group Board members and the Management Team
- Maintain competitive clearing fees and costs in a demanding global marketplace
- Further encourage and support market participation in Crypto and retail trade endeavors that span new opportunities
- Strive to understand the interests of our CME Group client base, as well as the futures industry globally

I am grateful for the support I received the past five years and will continue to be an advocate bringing forward your perspectives. It has been my pleasure to connect with many of you over the last five years and as always, I am accessible and available any time to listen and respond promptly to your questions and concerns. **Vote for Pat Maloney because we share a collective interest in the success of CME Group, providing valuable tools and services to help you manage your risk in this environment and your voice deserves to be heard!**



Patrick Maloney
CME Group Board Member
630-204-5978
pmaloney1116@gmail.com

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 8, 2025. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Elizabeth A. Cook

CME Group Board of Directors Class B-3 Director Candidate
(312) 982-6631

Long-Time Active Trader, Skilled Leader Bringing Unique Experiences and Industry Knowledge

Dear Friends, Fellow IOM Members and Class B-3 Shareholders,

My first hope is this letter finds you and your family well. I am asking for your vote allowing me to continue on as your Class B-3 Director.

2024 was another unprecedented year for CME Group. The Fed cut its rate policy two times in an attempt to clamp down on inflation and global political uncertainty created an environment of increased market volatility. With that, in 2024 CME Group reached a record ADV of 26.5 million contracts, an increase of 9% year over year. Additionally, our 10-year strategic partnership with Google Cloud will focus on delivering expanded access to new products, creating real-time data analytics and generating efficiencies for all market participants.

I will continue to focus on the board areas where I have made my greatest contributions:

- Promoting new product development such as the SOFR and Crypto currency line of products.
- Keeping a trained and watchful eye on exchange fees and costs to stay competitive in the global marketplace.
- Overseeing CME Group's financial reporting and disclosures as a member of the Board's Audit Committee.

I have been an equity owner since 1983 and one of the few female members of CME Group. Since 1985, in my role as a member of numerous committees, I have added value and had an impact on the improvement of CME Group's operating environment. In addition to the Board Audit and Compensation Committees, I currently serve on the Arbitration (Co-Chair), Floor Conduct (Co-Chair), Business Conduct, CME Political Action and Membership committees and on the Board of the CME Gratuity Fund.

I proudly commit myself to the financial industry and the support of the overall community. In addition to my trading and service on the CME Group Board, I served on the Board of Directors for Women in Listed Derivatives (WILD) and now currently serve as the President of WILD Gives Back 501(c)3 and as a Corporate Trustee of the Associated Colleges of Illinois. The National Association of Corporate Directors recognized me as a Governance Fellow. The Navy Seal Foundation and The ALS Association Greater Chicago Chapter chose me to represent them as their ambassador.

I continue my long-time volunteer role with Honor Flight Chicago and am an active member of BENS, Business Executives for National Security.

Thank you for considering supporting me and I would welcome the honor to serve you again as your Class B-3 Director.

Elizabeth

YOUR VOTE IS IMPORTANT!

If you cannot locate your 16-digit control number(s), you may contact Broadridge, as our Inspector of Election, to obtain your 16-digit control number(s) by calling 1-866-232-3037 (toll free) or 1-720-358-3640 (non-U.S. toll free).

You will be asked to provide information to confirm your identity (e.g., name and address for the account) as a CME Group shareholder as of the record date.

You will then be able to use your 16-digit control number(s) to vote over the internet or by phone as set forth in the proxy. Broadridge **will not** accept votes over the phone during the process of providing control numbers.

* * * CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 8, 2025. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting. The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them. 2